Exhibit 12

                     CARPENTER TECHNOLOGY CORPORATION
     COMPUTATIONS OF RATIOS OF EARNINGS TO FIXED CHARGES -- unaudited
                    Five Years Ended June 30, 1996 and
                   Three Months Ended September 30, 1996

                          (dollars in thousands)

                           Three
                           Months                 Year Ended June 30
                            Ended   --------------------------------------------
                           9/30/96    1996     1995     1994     1993     1992
                           -------    ----     ----     ----     ----     ----
Fixed charges

 Interest costs (a)        $  4,786 $ 19,275 $ 17,797 $ 19,651 $ 21,759 $ 20,627

 Interest component of
  non-capitalized lease
  rental expense (b)
  expense (b)                   529    2,074    2,452    2,522    2,532    2,480
                           -------- -------- -------- -------- -------- --------
   Total fixed charges     $  5,315 $ 21,349 $ 20,249 $ 22,173 $ 24,291 $ 23,107
                           ======== ======== ======== ======== ======== ========
Earnings as defined:

 Income before income
  taxes, extraordinary
  charge and cumulative
  effect of changes in
  accounting principles    $ 12,375 $ 95,170 $ 74,571 $ 62,728 $ 42,799 $ 22,827

 Add: Loss in less-than-
  fifty-percent-owned
  persons                       656    7,025    3,000      910        -        -

 Less: Gain on sale of
  partial interest in
  less-than-fifty-
  percent-owned persons           -   (2,650)       -        -        -        -

 Fixed charges less
  interest capitalized        4,955   21,009   16,994   18,043   23,126   22,117

 Amortization of
  capitalized interest          464    2,074    1,952    1,788    1,725    1,696
                           -------- -------- -------- -------- -------- --------
   Earnings as defined     $ 18,450 $122,628 $ 96,517 $ 83,469 $ 67,650 $ 46,640
                           ======== ======== ======== ======== ======== ========
Ratio of earnings
 to fixed charges              3.5x     5.7x     4.8x     3.8x     2.8x     2.0x
                           ======== ======== ======== ======== ======== ========

(a) Includes interest capitalized relating to significant construction projects and amortization of debt discount and debt expense.
(b) One-third of rental expense which approximates the interest component of non-capitalized leases.